SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT
           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 1996


                TRICO MARINE SERVICES, INC.
   (Exact name of registrant as specified in its charter)


         Delaware                 0-28316       72-1252405
(State or other jurisdiction   (Commission     (IRS Employer
       of incorporation)       File Number)   Identification No.)


             610 Palm Street, Houma, Louisiana     70364
     (Address  of  principal executive offices)  (Zip  Code)



                       (504) 851-3833
    (Registrant's telephone number, including area code)


                            N/A
   (Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

     On December 10, 1996, Trico Marine Services, Inc. (the "Registrant"), through its wholly-owned subsidiary, Trico Marine Assets, Inc. ("Assets"), completed the acquisition of three supply vessels from SEACOR Marine, Inc., a wholly-owned subsidiary of SEACOR Holdings, Inc. for an aggregate of $11.45 million in cash. There are no material relationships between SEACOR Holdings, Inc. or any of its affiliates and the Registrant or any of its affiliates, directors, officers or associates of any of the foregoing.

     Two of the acquired vessels are 180- to 185-foot supply vessels and one is a 166-foot supply vessel. All of the vessels are currently located in the Gulf of Mexico. Pursuant to this acquisition, the Registrant did not acquire any of the customers, contracts, charters or routes historically associated with these vessels and intends to immediately remarket the vessels as part of its Gulf of Mexico fleet. The Registrant will take possession of the vessels without their being subject to any executory contracts. The vessels will be marketed by the Registrant's sales force and to the Registrant's customers on a similar basis as the other vessels in the Registrant's fleet. Due to the lack of continuity between the historical management and marketing of the vessels and their future management and marketing by the Registrant, management believes that the historical results of operations of the vessels do not reflect the future prospects of the vessels under the Registrant's management and that such information would not be relevant to investors.

     The acquisition was financed with borrowings under the Registrant's credit facility and with cash generated from operations. After giving effect to this acquisition, the Registrant will have approximately $31 million available under its credit facility. Including the three acquired vessels, the Registrant now has a fleet of 64 vessels, including 34 supply boats. As a result of this acquisition and several other acquisitions completed by the Registrant in 1996, the Registrant expects its revenues to be significantly higher in future periods than in prior periods.

Item 7.Financial Statements and Exhibits.

     (a) No financial statements are filed with this report, as the acquired vessels do not constitute a business within the meaning of Rule 11-01 of Regulation S-X.


                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 TRICO MARINE SERVICES, INC.



                                 By:  /s/ Victor M. Perez
                                     _____________________________
                                          Victor M. Perez
                                     Vice President, Chief Financial
                                         Officer  and Treasurer
Dated:  December 11, 1996